Skye Bioscience Establishes New Cannabinoid Pharmaceutical Innovation Program

Exclusive sponsored research agreement with endocannabinoid research pioneers

SAN DIEGO, CA, Oct 12, 2021 -- Skye Bioscience, Inc. (OTCQB: SKYE) (“Skye” or the “Company”), a biopharmaceutical company developing proprietary, synthetic cannabinoid-derived molecules to treat glaucoma and other diseases with significant unmet need, has formed a new exclusive sponsored research agreement with Emerald Health Biotechnology Espana SLU (“EHBE”), focused on developing and characterizing novel molecules that can affect the endocannabinoid system (ECS) for therapeutic benefit. The research initiative, referred to as the Cannabinoid Pharmaceutical Innovation Program (CPIP), will focus on targeting important signaling pathways in the endocannabinoid system to realize therapeutically beneficial effects.

The CPIP reflects the company’s continued commitment to expand its leadership in cannabinoid-based science and cutting-edge research that can be commercialized through new and existing technologies. It leverages R&D initiatives with key opinion leaders with specialized research centers in the US and internationally, such as the University of Mississippi, University of Cordoba, and University of Eastern Piedmont. This agreement deepens the commitment of Drs. Munoz and Appendino, who will be the principal investigators and continue to lead Skye’s scientific advisory board. The CPIP is driven by the focus on investing in key value-creating pillars for the Company - ophthalmology applications, clinical development, pipeline expansion and people - to achieve the vision of creating a world-class cannabinoid pharmaceutical company.

"As the world comes to appreciate the broad and dynamic role of the endocannabinoid system in humans and animal health, the pharmaceutical potential of cannabinoids to modulate this system is just starting to be understood,” said Punit Dhillon, Chief Executive Officer and Chair of Skye Bioscience. “While the anecdotal evidence of the health benefits of cannabinoids dates back millenia, modern science has barely scratched the surface to validate the benefits of the ECS in preventing and treating diseases. Skye’s ambition is to play a leading role in effecting important therapeutic outcomes by influencing the endocannabinoid system.

We want to continue to make strategic investments that can further bring value to all stakeholders, and our clear focus in this initiative is to achieve novel discoveries that achieve important clinical utility with commercial value. These overarching priorities will guide our strategy, project initiatives, and investments."

Under the terms of the agreement:

•Skye will approve and fund designated projects and have exclusive rights to all data and products, and any intellectual property resulting from this research collaboration will be owned by Skye

•Research will be broad and encompass novel molecules that modulate the ECS to treat or prevent human or animal diseases

•EHBE will receive a single digit royalty on all licensing revenue or other consideration paid to Skye by a third-party licensee, assignee or purchaser related to any product commercialized as part of a Skye Project

•Skye will pay EHBE a retainer of $200,000 per year.

“Having worked with cannabinoids and the endocannabinoid system for over 25 years, it is clear that there are tremendous opportunities to discover and create cannabinoid-derived molecules with potential to beneficially interact with the ECS for positive medical outcomes,” said Eduardo Munoz, Managing Director of Emerald Health Biotechnology Espana. “With the launch of Skye’s new Cannabinoid Pharmaceutical Innovation Program with our research team in Cordoba, Spain, our efforts will focus on preclinical development of CBDVHS, R&D of CB1 modulators involved in pain, inflammatory diseases, neurological diseases, fibrotic diseases and metabolic diseases, and drug discovery relating to modulators of the cannabinoid receptors CB2 and GPR55. We aim to generate a wide portfolio of proprietary products and IP around molecules with commercial potential.”

About Emerald Health Biotechnology Espana SLU
Emerald Health Biotechnology España SLU (EHBE) is a preclinical-stage drug development research company focused on new cannabinoid derivatives to treat severe life-threatening conditions and other pathologies. Led by cannabinoid research experts and scientific advisors to Skye, Drs. Eduardo Munoz and Giovanni Appendino, EHBE is a pioneer in developing chemical cannabinoid derivatives that improve the therapeutic properties of the natural compounds.

About Skye Bioscience
Skye Bioscience Inc. is a biopharmaceutical company unlocking the pharmaceutical potential of cannabinoids through the development of its proprietary, cannabinoid-derived molecules to treat diseases with significant unmet needs. The company’s lead program, THCVHS, is focused on treating glaucoma, a disease with no cure and the world’s leading cause of irreversible blindness. For more information, please visit: www.skyebioscience.com

CONTACT

Karam Takhar
VP, Corporate Development & Investor Relations
Email: ir@skyebioscience.com
Phone: (858) 410-0266

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding our product development, business strategy, timing of clinical trials and commercialization of cannabinoid-derived therapeutics. Such statements and other statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. In some cases, forward-looking statements can be identified by terminology including “anticipated,” “plans,” “goal,” “focus,” “aims,” “intends,” “believes,” “can,” “could,” “challenge,” “predictable,” “will,” “would,” “may” or the negative of these terms or other comparable terminology. We operate in a rapidly changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make. Risks and uncertainties that may cause actual results to differ materially include, among others, our capital resources, uncertainty regarding the results of future testing and development efforts and other risks that are described in the Risk Factors section of Skye’s most recent annual or quarterly report filed with the Securities and Exchange Commission. Except as expressly required by law, Skye disclaims any intent or obligation to update these forward-looking statements.